Exhibit 99.3

Press Release

FOR IMMEDIATE RELEASE	ALPINE INCOME PROPERTY TRUST ANNOUNCES AGREEMENT TO ACQUIRE 13-PROPERTY INDUSTRIAL PORTFOLIO FOR $117.3 MILLION

WINTER PARK, FL, October 9, 2026 – Alpine Income Property Trust, Inc. (NYSE: PINE) (the "Company"), an owner and operator of single-tenant net leased commercial income properties, today announced that it has entered into an agreement to acquire a 13-property industrial portfolio for $117.3 million, or $63 per square foot.

The portfolio totals approximately 1.9 million square feet on approximately 209 acres across 11 states. The properties are 100% leased to nine tenants under absolute triple-net leases with a weighted average remaining lease term of 10.2 years, and no lease expires before late 2031. The tenants have operated at their respective sites for an average of approximately 40 years, and many have made significant investments in their facilities. Approximately 19% of in-place cash rent is attributable to tenants that are rated investment grade or are subsidiaries of investment grade rated parents.

"This acquisition will add a portfolio of mission-critical manufacturing and distribution facilities, at a low basis with 10 years of weighted average lease term remaining," said John P. Albright, President and Chief Executive Officer of Alpine Income Property Trust. "We believe that the investment will deliver an attractive initial yield, and that the annual rent escalators built into the leases will support future cash flow growth."

The acquisition is expected to close in the fourth quarter of 2026, subject to the satisfaction of customary closing conditions. The Company expects to fund the acquisition with borrowings under its revolving credit facility, proceeds from select dispositions, and commercial loan repayments.

About Alpine Income Property Trust, Inc.

Alpine Income Property Trust, Inc. (NYSE: PINE) is a publicly traded real estate investment trust that seeks to deliver attractive risk-adjusted returns and dependable cash dividends by investing in, owning and operating a portfolio of single tenant net leased commercial income properties that are predominately leased to high-quality publicly traded and credit-rated tenants. The Company also complements its income property portfolio by strategically investing in a select portfolio of commercial loan investments intended to deliver an attractive risk-adjusted return.

We encourage you to review our most recent investor presentation which is available on our website at http://www.alpinereit.com.

Safe Harbor

This press release may contain “forward-looking statements.” Forward-looking statements include statements that may be identified by words such as “outlook,” “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Statements, among others, relating to the expected closing of the Company’s acquisition of the industrial portfolio and future cash flow growth are forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include general business and economic conditions, continued volatility and uncertainty in the credit markets and broader financial markets, geopolitical conflicts, tariffs and international trade policies, risks inherent in the real estate business, including tenant or borrower defaults, potential liability relating to environmental matters, credit risk associated with the Company investing in commercial loans and investments, illiquidity of real estate investments and potential damages from natural disasters, the impact of epidemics or pandemics on the Company’s business and the businesses of its tenants and borrowers and the impact of such epidemics or pandemics on the U.S. economy and market conditions generally, other factors affecting the Company’s business or the businesses of its tenants and borrowers that are beyond the control of the Company or its tenants or borrowers, and the factors set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Investor Relations

ir@alpinereit.com